Preformed Line Products Announces Second Quarter and First Half 2011 Results

- Net income increased 38% for the second quarter and 113% for the first six months

- Net sales of $115 million represent a quarterly record

- Net sales increased 39% for the second quarter and for the first six months

- Earning per diluted share increased 37% for the second quarter and 113% for the first six months

MAYFIELD VILLAGE, Ohio, Aug. 8, 2011 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2011.

Net income for the quarter ended June 30, 2011 increased 38% to $8,386,000, or $1.55 per diluted share, compared to $6,096,000 or $1.13 per diluted share, for the comparable period in 2010.

Net sales in the second quarter of 2011 were $114,530,000, an increase of 39% from sales of $82,137,000 in the second quarter of 2010.

Net income for the six months ended June 30, 2011 increased 113% to $15,384,000, or $2.85 per diluted share, compared to $7,228,000, or $1.34 per diluted share for the comparable period in 2010.

Net sales increased 39% to $209,618,000 for the first six months of 2011 compared to $151,045,000 in the first six months of 2010.

Currency exchange rates favorably impacted sales by $6,969,000 for the second quarter and $10,257,000 for the first six months of 2011, while the favorable impact on net income was $389,000 for the second quarter and $582,000 for the first six months of 2011.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "We have now had two consecutive quarters of record sales with the 2nd quarter exceeding the $100 million threshold for the first time in the Company's history. Sales in all four of our segments have grown double digit percentages for the year. This includes sales in Europe, Middle East and Africa where the European economy is still struggling. Our net income is up 38% for the quarter and 113% for the year. We attribute our success to our global business combinations, newly developed products and improved demand."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2010 Annual Report on Form 10-K filed with the SEC on March 11, 2011 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended June 30,		Six month periods ended June 30,
	2011	2010	2011	2010

Net sales	$ 114,530	$ 82,137	$ 209,618	$ 151,045
Cost of products sold	77,824	54,682	140,521	103,565
GROSS PROFIT	36,706	27,455	69,097	47,480

Costs and expenses
Selling	9,272	7,038	17,308	13,540
General and administrative	11,780	9,666	22,742	19,144
Research and engineering	3,215	2,700	6,577	5,559
Other operating expense (income)	(694)	1,135	(788)	990
	23,573	20,539	45,839	39,233

OPERATING INCOME	13,133	6,916	23,258	8,247

Other income (expense)
Interest income	140	94	291	177
Interest expense	(266)	(126)	(477)	(296)
Other income	43	409	227	760
	(83)	377	41	641

INCOME BEFORE INCOME TAXES	13,050	7,293	23,299	8,888

Income taxes	4,520	1,197	7,915	1,758

NET INCOME	8,530	6,096	15,384	7,130

Less net income (loss) attributable
to noncontrolling interests, net of tax	144	-	-	(98)

NET INCOME ATTRIBUTABLE TO PLPC	$ 8,386	$ 6,096	$ 15,384	$ 7,228

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.59	$ 1.16	$ 2.92	$ 1.38

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.55	$ 1.13	$ 2.85	$ 1.34

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.40

Weighted-average number of shares outstanding - basic	5,263	5,253	5,268	5,253

Weighted-average number of shares outstanding - diluted	5,393	5,402	5,390	5,401

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
Thousands of dollars, except share and per share data	2011	2010

ASSETS
Cash and cash equivalents	$ 23,617	$ 22,655
Accounts receivable, less allowances of $1,639 ($1,213 in 2010)	74,970	56,102
Inventories - net	82,280	73,121
Deferred income taxes	5,341	4,784
Prepaids	12,834	9,069
Other current assets	1,769	1,611
TOTAL CURRENT ASSETS	200,811	167,342

Property and equipment - net	80,571	76,266
Other intangibles - net	12,545	12,735
Goodwill	12,880	12,346
Deferred income taxes	3,792	3,615
Other assets	10,697	8,675

TOTAL ASSETS	$ 321,296	$ 280,979

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 6,465	$ 1,246
Current portion of long-term debt	722	1,276
Trade accounts payable	27,623	27,001
Accrued compensation and amounts withheld from employees	14,482	9,848
Accrued expenses and other liabilities	23,256	17,187
TOTAL CURRENT LIABILITIES	72,548	56,558

Long-term debt, less current portion	14,189	9,374
Other noncurrent liabilities and deferred income taxes	20,165	19,582

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized,
5,258,210 and 5,270,977 issued and outstanding,
net of 623,138 and 586,746 treasury shares at par, respectively	10,516	10,542
Common shares issued to Rabbi Trust	(1,260)	(1,200)
Paid in capital	11,307	8,748
Retained earnings	194,075	184,060
Accumulated other comprehensive loss	(244)	(6,010)
TOTAL PLPC SHAREHOLDERS' EQUITY	214,394	196,140
Noncontrolling interest	-	(675)
TOTAL SHAREHOLDERS' EQUITY	214,394	195,465

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 321,296	$ 280,979

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249